Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222556, No. 333-200778, and No. 333-163669 on Form S-8 and Registration Statement No. 333-227399 on Form S-3 of General Finance Corporation of our report dated September 12, 2019 relating to the consolidated financial statements, the financial statement schedule listed in Item 15(a), and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of General Finance Corporation for the year ended June 30, 2019.

/s/ Crowe LLP

Sherman Oaks, California

September 12, 2019